UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2019

Acacia Communications, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37771	27-0291921
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Mill and Main Place, Suite 400 Maynard, Massachusetts		01754
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (978) 938-4896

(Former Name or Former Address, if Changed Since Last Report): Not applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.0001 par value per share	ACIA	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On July 8, 2019, Acacia Communications, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Cisco Systems, Inc., a California corporation (the “Parent”), and Amarone Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”). The Merger Agreement provides, subject to its terms and conditions, for the acquisition of the Company by the Parent at a price of $70.00 per share of the Company’s common stock, $0.0001 par value per share (each, a “Share”), in cash, without interest and subject to deduction for any required withholding tax (the “Merger Consideration”), through the merger of the Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of the Parent. The Company’s Board of Directors (the “Board”) has unanimously approved the Merger and the Merger Agreement and recommended that stockholders adopt the Merger Agreement, and the Company has agreed to hold a stockholders’ meeting to submit the Merger Agreement to its stockholders for their consideration.

Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”):

•

each Share that is issued and outstanding immediately prior to the Effective Time (other than Shares held in the treasury of the Company or owned by the Parent or any direct or indirect wholly owned subsidiary of the Company or subsidiary of the Parent immediately prior to the Effective Time (all of which will be canceled) and Shares held by holders who properly exercise their appraisal rights under Delaware law) will be automatically converted into the right to receive the Merger Consideration;

•

each Company stock option that is outstanding, vested and unexercised immediately prior to the Effective Time will be canceled and converted into the right to receive in cash the excess, if any, of the Merger Consideration over the exercise price per share of such stock option; provided that, in the event that the exercise price of any such vested stock option is equal to or greater than the Merger Consideration, such stock option will be canceled, without any consideration being payable in respect thereof and have no further force or effect;

•

each Company stock option that is outstanding and unvested immediately prior to the Effective Time will be canceled and converted into the right to receive in cash the excess, if any, of the Merger Consideration over the exercise price per share of such stock option to the extent, and at the applicable times, such unvested option would have become vested under the vesting schedule in place for such option immediately prior to the Effective Time, including under the terms of the Company’s Amended and Restated Severance and Change in Control Benefits Plan (the “CIC Plan”) and any scheduled retention agreement after giving effect to any applicable employment offer documents received from the Parent; provided that, in the event that the exercise price of any such unvested stock option is equal to or greater than the Merger Consideration, such stock option will be canceled, without any consideration being payable in respect thereof and have no further force or effect;

•

each Company restricted stock unit (“RSU”) and performance-based restricted stock unit (“PSU”) that is outstanding and vested and has not been settled immediately prior to the Effective Time will be canceled and converted into the right to receive the Merger Consideration; and

•

each RSU and PSU that is outstanding and unvested immediately prior to the Effective Time will be canceled and converted into the right to receive the Merger Consideration to the extent, and at the applicable times, such unvested RSU or PSU would have become vested under the vesting schedule in place for such RSU or PSU immediately prior to the Effective Time, including under the terms of the CIC Plan and any scheduled retention agreement after giving effect to any applicable employment offer documents received from the Parent.

The Merger Agreement contains customary representations and warranties from both the Company, on the one hand, and the Parent and the Merger Sub, on the other hand. It also contains customary covenants, including covenants providing for each of the Company and the Parent to use its reasonable best efforts to cause the Merger to be consummated, subject to certain limitations, and covenants requiring the Company, among other things, (i) to use commercially reasonable efforts to conduct its business in the ordinary course during the interim period between the execution of the Merger Agreement and the Effective Time, (ii) not to engage in specified types of transactions during such period and (iii) not to solicit proposals or engage in discussions relating to alternative acquisition proposals or change the recommendation of the Board to the Company’s stockholders regarding the Merger Agreement, in each case except as otherwise permitted by the Merger Agreement, including in connection with the compliance by the Board with its fiduciary duties under applicable law.

Completion of the Merger is subject to customary closing conditions, including (i) adoption of the Merger Agreement by the Company’s stockholders, (ii) the expiration or termination of applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and obtaining certain foreign antitrust approvals, including in China, (iii) the absence of governmental injunctions or other legal restraints prohibiting the Merger or imposing certain antitrust restraints and (iv) the absence of a “Material Adverse Effect,” as defined in the Merger Agreement. In addition, the obligation of each party to consummate the merger is conditioned upon, among other things, the accuracy of the representations and warranties of the other party (subject to certain materiality exceptions), and material compliance by the other party with its covenants under the Merger Agreement. The Parent’s obligations under the Merger Agreement are not subject to any financing condition.

The Merger Agreement may be terminated, subject to the terms and conditions of the Merger Agreement: (i) by mutual written consent of the Parent and the Company, (ii) by either the Company or the Parent, if a governmental injunction or other legal restraint prevents the consummation of the Merger, (iii) by either the Company or the Parent, if the requisite vote of the Company’s stockholders has not been obtained or (iv) by either the Company or the Parent upon the other party’s uncured material breach of any representation, warranty, covenant or agreement under the Merger Agreement. The Merger Agreement may also be terminated by the Company to enter into an agreement with respect to a superior proposal, subject to specified conditions, and by the Parent, if the Board changes its recommendation regarding the Merger, the Company materially breaches its obligations to hold the stockholder meeting and not to solicit alternative acquisition proposals, the Board fails to reaffirm its recommendation upon the Parent’s request in response to an alternative acquisition proposal or fails to recommend against a competing tender offer or exchange offer following its announcement.

In addition to the foregoing termination rights, and subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by July 8, 2020, subject to potential extension through January 8, 2021 to the extent that all closing conditions have been satisfied other than with respect to obtaining regulatory approval in China.

If the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement, the Company will be required to pay the Parent a termination fee of $120 million (including under specified circumstances in connection with the Company’s entry into an agreement with respect to a superior proposal).

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated herein by reference.

The Merger Agreement has been included to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company, the Parent, the Merger Sub or their respective subsidiaries and affiliates. The Merger Agreement contains representations and warranties by the Company, on the one hand, and the Parent and the Merger Sub, on the other hand, made solely for the benefit of the other. The assertions embodied in those representations and warranties are subject to qualifications and limitations agreed to by the respective parties in negotiating the terms of the Merger Agreement, including information in confidential disclosure schedules delivered in connection with the signing of the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were made as of specified dates, may be subject to a contractual standard of materiality different from what might be viewed as material to investors, or may have been used for the purpose of allocating risk between the Company, on the one hand, and the Parent and the Merger Sub, on the other hand, rather than establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied on by any persons as characterizations of the actual state of facts about the Company, the Parent, the Merger Sub or their respective subsidiaries or affiliates at the time they were made or otherwise. In addition, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Addendum to Master Purchase Agreements

In connection with the execution of the Merger Agreement, on July 8, 2019 the Company, the Parent and Cisco International B.V., a wholly owned subsidiary of the Parent (collectively with the Parent, “Cisco”), also entered into an addendum to the Master Purchase Agreements by and between such parties pursuant to which Cisco agreed to purchase certain percentages, ranging from 70% to 100% depending on product and date, of Cisco’s requirements for certain of the Company’s existing products at agreed upon prices and to negotiate in good faith with respect to Cisco’s future purchase of a majority of its requirements for certain of the Company’s future products. Cisco may elect to terminate these purchase obligations upon any change in control of the Company or the termination of the Merger Agreement upon a breach by the Company or under circumstances in which the Company would be required to pay the $120 million termination fee described above. In addition, the addendum provides that, subject to certain conditions, Cisco would be required to make a payment to the Company in the amount of $120 million if the Merger Agreement is terminated for the failure to obtain required regulatory approvals when all other conditions to closing have been satisfied.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 8, 2019, the Board adopted an amendment (the “By-law Amendment”) to the Company’s Amended and Restated By-laws. The By-law Amendment, which was effective upon adoption by the Board, among other things, designates the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, the United States District Court for the District of Delaware) as the sole and exclusive forum for any action by a stockholder of the Company (in their capacity as such) that is (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, other employee, agent or stockholder of the Company to the Company or the Company’s stockholders, including, without limitation, a claim alleging the aiding and abetting of such a breach of fiduciary duty, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, the certificate of incorporation or the by-laws of the Company (as each may be amended from time to time), or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, (iv) any action against the Company or any director or officer or other employee of the Company to interpret, apply, enforce or determine the validity of the certificate of incorporation or the by-laws of the Company (as each may be amended from time to time) or (v) any action asserting a claim governed by the internal affairs doctrine or other “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law of the State of Delaware.

The foregoing description of the By-law Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the By-law Amendment, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Item 8.01.	Other Events.

Voting Agreements

On July 8, 2019, concurrently with the execution of the Merger Agreement, the Parent entered into Voting Agreements (the “Voting Agreements”) with each of Murugesan Shanmugaraj, Benny Mikkelsen, Christian Rasmussen and Mehrdad Givehchi (including certain entities holding Shares on their behalf), each a stockholder of the Company and collectively beneficially owning approximately 7% of the outstanding voting power of the Company, pursuant to which such stockholders agreed, among other things, to vote their Shares in favor of the adoption of the Merger Agreement and any matter that would reasonably be expected to facilitate the Merger, and agreed to certain restrictions on their ability to take actions with respect to the Company and their Shares.

The foregoing description of the Voting Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Voting Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Joint Press Release

On July 9, 2019, the Company and the Parent issued a joint press release announcing their entry into the Merger Agreement. A copy of that press release is filed as Exhibit 99.2 hereto and is incorporated herein by reference.

Forward-Looking Statements

This filing may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should be considered to be forward-looking statements, although not all forward-looking statements contain these identifying words. Readers should not place undue reliance on these forward-looking statements. Forward-looking statements may include statements regarding the expected benefits to the Parent, the Company and their respective customers from completing the acquisition, integration of the Company’s technology into the Parent’s networking portfolio, accelerating the trend toward coherent technology and pluggable solutions, supporting Amarone’s current merchant business, including the Company’s existing customers and new customers, and the expected completion of the acquisition. Statements regarding future events are based on the Company’s current expectations and are necessarily subject to associated risks related to, among other things, the risk that the proposed acquisition may not be completed in a timely manner, or at all, which may adversely affect the Company’s business and the price of its common stock, obtaining the Company’s stockholder and regulatory approval of the acquisition or that other conditions to the closing of the transaction may not be satisfied, the effect of the announcement or pendency of the proposed acquisition on the Company’s business, operating results, and relationships with customers, suppliers, competitors and others, risks that the proposed acquisition may disrupt the Company’s current plans and business operations, risks related to the diverting of management’s attention from the Company’s ongoing business operations, the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement, the outcome of any legal proceedings related to the transaction, general economic conditions, the retention of employees of the Company and the ability of the Parent to successfully integrate the Company’s market opportunities, technology, personnel and operations and to achieve expected benefits. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. For information regarding other related risks, see the “Risk Factors” section of the Company’s most recent reports on Form 10-Q and Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on May 2, 2019 and February 21, 2019, respectively. The Company undertakes no obligation to revise or update any forward-looking statements for any reason.

Additional Information and Where to Find It

In connection with the proposed acquisition and required stockholder approval, the Company will file with the SEC a preliminary proxy statement and a definitive proxy statement. The proxy statement will be mailed to the stockholders of the Company. The Company’s stockholders are urged to read the proxy statement (including all amendments and supplements) and other relevant materials when they become available because they will contain important information. Investors may obtain free copies of these documents (when they are available) and other documents filed with the SEC at its website at www.sec.gov. In addition, investors may obtain free copies of the documents filed with the SEC by the Company by going to the Company’s Investor Relations page on its corporate website at http://ir.acacia-inc.com/ or by contacting Company Investor Relations at (212) 871-3927.

The Company and its executive officers and directors may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the acquisition. Information about the Company’s directors and executive officers, including their ownership of Company securities, is set forth in the proxy statement for the Company’s 2019 Annual Meeting of Stockholders, which was filed with the SEC on April 3, 2019, Form 8-K filed with the SEC on June 3, 2019, and the Company’s other filings with the SEC. Investors may obtain more detailed information regarding the direct and indirect interests of the Company and its respective executive officers and directors in the acquisition by reading the preliminary and definitive proxy statements regarding the transaction, which will be filed with the SEC.

In addition, the Parent and its executive officers and directors may be deemed to have participated in the solicitation of proxies from the Company’s stockholders in favor of the approval of the transaction. Information concerning the Parent’s directors and executive officers is set forth in the Parent’s proxy statement for its 2018 Annual Meeting of Shareholders, which was filed with the SEC on October 24, 2018, annual report on Form 10-K filed with the SEC on September 6, 2018, Form 8-K filed with the SEC on May 22, 2019, and the Parent’s other filings with the SEC. These documents are available free of charge at the SEC’s website at www.sec.gov or by going to the Parent’s Investor Relations website at https://investor.cisco.com.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of July 8, 2019, by and among Acacia Communications, Inc., Cisco Systems, Inc. and Amarone Acquisition Corp.

3.1	Amendment to Amended and Restated By-laws of Acacia Communications, Inc.

99.1	Form of Voting Agreement

99.2	Joint Press Release

*	Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 9, 2019	ACACIA COMMUNICATIONS, INC.

	By:	/s/ Janene I. Asgeirsson
Janene I. Asgeirsson
Chief Legal Officer and Secretary